EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-198589), as amended (File No. 333-44854, File No. 333-147730, File No. 333-160465, and File No. 333-183422) of Perficient, Inc. of our report dated June 19, 2015 with respect to the statements of net assets available for benefits of The Perficient, Inc. 401(k) Employee Savings Plan as of December 31, 2014 and 2013, the related statement of changes in net assets available for benefits for the year ended December 31, 2014, and the related supplemental schedule H, Part IV, line 4i - schedule of assets (held at end of year) as of December 31, 2014 which  appears in the December 31, 2014 annual report on Form 11-K of The Perficient, Inc. 401(k) Employee Savings Plan.

/s/ Brown Smith Wallace, LLC

St. Louis, Missouri
June 19, 2015